ERNST & YOUNG LLP                     Suite 3400             Phone: 515 243 2727
                                      801 Grand Avenue
                                      Des Moines, Iowa 50309-2764




                         Consent of Independent Auditors








We consent to the reference to our firm under the captions "Independent Auditors" and to the use of our reports dated February 6, 1998 (with respect to Principal Mutual Life Insurance Company Separate Account B) and January 30, 1998 (with respect to The Principal Financial Group(R), comprised of Principal Mutual Life Insurance Company and its subsidiaries), in Post-Effective Amendment No. 8 to the Registration Statement (Form N-4 No. 33-74232) and related Prospectus of Principal Mutual Life Insurance Company Separate Account B Flexible Variable Annuity Contract.

/s/ Ernst & Young LLP

Des Moines, Iowa
April 15, 1998

Ernst & Young LLP is a member of Ernst & Young International, Ltd.